Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Robert J. Conologue

Senior Vice President & CFO

rconologue@trans-lux.com

212.897.2228

TRANS-LUX REPORTS POSITIVE NET INCOME AND STRONG EBITDA FOR THE SECOND QUARTER

New York, NY (August 11, 2016) – Trans-Lux Corporation (OTC: TNLX) (“Trans-Lux” or the “Company”), a leading supplier of Digital Displays and next generation LED lighting, reports the financial results for the second quarter and the six months ended June 30, 2016.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Second Quarter 2016

Revenues for the three months ended June 30, 2016 totaled $5.8 million, compared with $6.0 million for the three months ended June 30, 2015.  Trans-Lux recorded income for the second quarter of 2016 of $82,000 ($0.02 per share) compared to a loss of $582,000 (loss of $0.35 per share) in the second quarter of 2015.  The Company had EBITDA of $490,000 for the quarter ended June 30, 2016, compared with $122,000 for the same period in 2015.  Improved gross margins and lower operating expenses were the primary reasons for the improved operating results and net income in the second quarter, despite slightly lower revenues.

In addition to our improved second quarter, the Company had a number of recent successes in July 2016.  The Company completed a successful financing package for up to $3 million in a revolving credit line for working capital and a $1 million term loan for an upcoming equipment purchase.  The Company also redeemed $353,000 of high interest Notes & Debentures, which had matured in 2012, at a significant discount, reducing current debt and accrued interest from our balance sheet.  “These improvements to operating results, working capital liquidity and our financial statements position us well for continued growth,” said Mr. Allain.

Six Months Ended June 30, 2016

Revenues for the six months ended June 30, 2016 totaled $9.6 million, down from $10.4 million for the six months ended June 30, 2015.  Loss for the first half of 2016 was $1.0 million (loss of $0.66 per share), compared with a loss of $1.3 million (loss of $0.75 per share) in the first half of 2015.  The Company had negative EBITDA of $148,000 for the six months ended June 30, 2016, compared with positive EBITDA of $105,000 for the same period in 2015.  Despite slightly lower revenues, both gross profit and gross margin were higher in 2016.  Lower selling, general and administrative expenses also contributed to the improved operating results.

“As we move into the second half of 2016, our continued primary focus will be increasing bottom line profits by expanding our product line, promoting our brand and establishing new channel partners,” said Mr. Allain.

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$ 5,774	$ 6,044	$ 9,611	$ 10,398

Net income (loss)	$ 82	$ (582)	$ (1,035)	$ (1,263)

Calculation of EBITDA:
Net income (loss)	$ 82	$ (582)	$ (1,035)	$ (1,263)
Interest expense, net	40	73	75	123
Income tax (benefit) expense	(73)	-	(73)	8
Depreciation and amortization	441	631	885	1,237
Total EBITDA	490	122	(148)	105

Income (loss) per share - basic and diluted	$ 0.02	$ (0.35)	$ (0.66)	$ (0.75)
Average common shares outstanding - basic and diluted	1,711	1,685	1,711	1,685

 Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company has provided EBITDA excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense.

The Company believes that EBITDA is useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA is  (i) among the measures used by management in evaluating performance and (ii) is frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA is not a recognized term under US GAAP and should not be viewed as an  alternative to net income (loss) or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definition of EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP.